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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                            Simulation Sciences Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   829213107
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2-95)

CUSIP NO. 829213107                    13G                    PAGE 2 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Mary Ann Verneuil, as Trustee of the Verneuil 1996 GRAT 1-5,
           dated 5/24/96
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             51,669
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  51,669
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           51,669
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .5%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                    13G                    PAGE 3 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vincent S. Verneuil, Jr., as Trustee of the Verneuil 1996 GRAT 2-5, dated 5/24/96
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             51,669
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  51,669
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           51,669
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .5%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                    13G                    PAGE 4 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Mary Ann Verneuil, as Trustee of the Verneuil 1996 GRAT 1-10,
           dated 5/24/96
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             91,481
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  91,481
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           91,481
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .9%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                    13G                    PAGE 5 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vincent S. Verneuil, Jr., as Trustee of the Verneuil 1996 GRAT 2-10, dated 5/24/96
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             91,481
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  91,481
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           91,481
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .9%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                    13G                    PAGE 6 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vincent S. Verneuil, Jr., and Mary Ann P. Verneuil, Trustees of
           the Verneuil Family Trust UTD January 22, 1988
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             0
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           418,296
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  0
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  418,296
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           418,296
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.2%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                    13G                    PAGE 7 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vincent S. Verneuil, Jr.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             70,058
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  70,058
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           70,058
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .7%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 829213107                                          Page 8 of 12 Pages


ITEM 1.

         (a)     NAME OF ISSUER:  Simulation Sciences Inc.

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 601 S. Valencia Avenue, Brea, CA  92823
                 ---------------------------------------

ITEM 2.

         (a) NAME OF PERSON FILING: This statement is filed by and on behalf of:

                 (i) Mary Ann Verneuil, as Trustee of the Verneuil 1996 GRAT 1-5, dated 5/24/96
                 (ii) Vincent S. Verneuil, Jr., as Trustee of the Verneuil 1996 GRAT 2-5, dated 5/24/96
                 (iii) Mary Ann Verneuil, as Trustee of the Verneuil 1996 GRAT 1-10, dated 5/24/96
                 (iv) Vincent S. Verneuil, Jr., as Trustee of the Verneuil 1996 GRAT 2-10, dated 5/24/96
                 (v) Vincent S. Verneuil, Jr., and Mary Ann P. Verneuil, Trustees, Verneuil Family Trust UTD January 22, 1988
                 (vi)     Vincent S. Verneuil, Jr.

         (b) ADDRESS OF PRINCIPAL OFFICE: The address of each of the foregoing is:

                 811 Madera Place
                 Fullerton, CA  92835

         (c)     CITIZENSHIP:   United States

         (d)     TITLE OF CLASS OF SECURITIES:   Common Stock

         (e)     CUSIP NUMBER:   829213107

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

                 N/A

CUSIP No. 829213107                                          Page 9 of 12 Pages


         ITEM 4.         Ownership

         (a)     AMOUNT BENEFICIALLY OWNED:

                 51,669 --    Mary Ann Verneuil, as Trustee of the Verneuil
                              1996 GRAT 1-5, dated 5/24/96
                 51,669 --    Vincent S. Verneuil Jr., as Trustee of
                              the Verneuil 1996 GRAT 2-5, dated 5/24/96
                 91,481 --    Mary Ann Verneuil, as Trustee of the Verneuil
                              1996 GRAT 1-10, dated 5/24/96
                 91,481 --    Vincent S. Verneuil, Jr., as Trustee of the
                              Verneuil 1996 GRAT 2-10, dated 5/24/96
                418,296 --    Vincent S. Verneuil, Jr. and Mary Ann P.
                              Verneuil, Trustees of the Verneuil Family Trust
                              UTD January 22, 1988
                 70,058 --    Vincent S. Verneuil, Jr. has a right to acquire
                              (shares are fully vested in a 401(k) account)

                -------
                744,654 --    Aggregate number of shares


         (b)     PERCENT OF CLASS*:   7.5%

         (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   Sole power to vote or to direct the vote:
                           Mary Ann Verneuil                     143,150
                           Vincent S. Verneuil, Jr.              213,208
               (ii)   Shared power to vote or to direct the vote:
                           Mary Ann Verneuil and Vincent S.
                           Verneuil, Jr.                         418,296
              (iii)   Sole power to dispose or direct
                      the disposition of:
                           Mary Ann Verneuil                     143,150
                           Vincent S. Verneuil, Jr.              213,208
               (iv)   Shared power to dispose or direct
                      the disposition of:
                           Mary Ann Verneuil and Vincent S.
                           Verneuil, Jr.                         418,296





-------------------------------

*Combined with other members of the group, the total ownership of the group exceeds 5% of the class as of December 31, 1996.

CUSIP No. 829213107                                          Page 10 of 12 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See attached Exhibit A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       February 12, 1997
                                       ---------------------------------------
                                                       Date


                                       /s/ MARY ANN VERNEUIL
                                       ---------------------------------------
                                                     Signature


                                       Mary Ann Verneuil, as Trustee of the
                                       Verneuil 1996 GRAT 1-5, dated 5/24/96
                                       ---------------------------------------
                                                     Name/Title

CUSIP No. 829213107                                          Page 11 of 12 Pages





                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ VINCENT S. VERNEUIL, JR.
                                       ----------------------------------------
                                                     Signature


                                       Vincent S. Verneuil, Jr., as Trustee of
                                       the Verneuil 1996 GRAT 2-5,
                                       dated 5/24/96
                                       ----------------------------------------
                                                     Name/Title


                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ MARY ANN VERNEUIL
                                       ----------------------------------------
                                                     Signature


                                       Mary Ann Verneuil, as Trustee of the
                                       Verneuil 1996 GRAT 1-10, dated 5/24/96
                                       ----------------------------------------
                                                     Name/Title


                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ VINCENT S. VERNEUIL, JR.
                                       ----------------------------------------
                                                     Signature


                                       Vincent S. Verneuil, Jr., as Trustee of
                                       the Verneuil 1996 GRAT 2-10,
                                       dated 5/24/96
                                       ----------------------------------------
                                                     Name/Title

CUSIP No. 829213107                                          Page 12 of 12 Pages

                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ VINCENT S. VERNEUIL, JR./
                                           MARY ANN P. VERNEUIL
                                       ----------------------------------------
                                                     Signature


                                       Vincent S. Verneuil, Jr. and Mary Ann
                                       P. Verneuil, Trustees, Verneuil Family
                                       Trust UTD January 22, 1988
                                       ----------------------------------------
                                                     Name/Title


                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ VINCENT S. VERNEUIL, JR.
                                       ----------------------------------------
                                                     Signature


                                       Vincent S. Verneuil, Jr.
                                       ----------------------------------------
                                                     Name/Title

CUSIP No. 829213107                                          Page 13 of 12 Pages


                                   EXHIBIT A
                                   ---------

         The following entities and individuals agree to vote their shares as a group:



                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ MARY ANN VERNEUIL
                                       ----------------------------------------
                                                     Signature


                                       Mary Ann Verneuil, as Trustee of the
                                       Verneuil 1996 GRAT 1-5, dated 5/24/96
                                       ----------------------------------------
                                                     Name/Title



                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ VINCENT S. VERNEUIL, JR.
                                       ----------------------------------------
                                                     Signature


                                       Vincent S. Verneuil, Jr., as Trustee of
                                       the Verneuil 1996 GRAT 2-5,
                                       dated 5/24/96
                                       ----------------------------------------
                                                     Name/Title


                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ MARY ANN VERNEUIL
                                       ----------------------------------------
                                                     Signature


                                       Mary Ann Verneuil, as Trustee of the
                                       Verneuil 1996 GRAT 1-10, dated 5/24/96
                                       ----------------------------------------
                                                     Name/Title

                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ VINCENT S. VERNEUIL, JR.
                                       ----------------------------------------
                                                     Signature


                                       Vincent S. Verneuil, Jr. as Trustee
                                       of the Verneuil 1996 GRAT 2-10,
                                       dated 5/24/96
                                       ----------------------------------------
                                                     Name/Title

                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ VINCENT S. VERNEUIL, JR./
                                           MARY ANN P. VERNEUIL
                                       ----------------------------------------
                                                     Signature


                                       Vincent S. Verneuil, Jr. and Mary Ann
                                       P. Verneuil Family Trust UTD
                                       January 22, 1988
                                       ----------------------------------------
                                                     Name/Title


                                       February 12, 1997
                                       ----------------------------------------
                                                       Date


                                       /s/ VINCENT S. VERNEUIL, JR.
                                       ----------------------------------------
                                                     Signature


                                       Vincent S. Verneuil, Jr.
                                       ----------------------------------------
                                                     Name/Title